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PROSPECTUS                                 Registration Statement No. 333-63557
                                               Filed Pursuant to Rule 424(b)(1)


                                 300,000 SHARES

                          SCB COMPUTER TECHNOLOGY, INC.

                                  COMMON STOCK

                                   ----------

     All of the 300,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of SCB Computer Technology, Inc. (the "Company") offered hereby are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

     The Shares may be sold from time to time in brokerage transactions at prevailing market prices in the public markets through one or more brokers or dealers, in privately negotiated transactions for the account of each of the Selling Shareholders at prices at or near the market price, or in other privately negotiated transactions. See "Plan of Distribution."

     The Company has agreed to bear all expenses (other than selling commissions relating to the Shares) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the Selling Shareholders against certain liabilities and the Selling Shareholders have agreed to indemnify the Company against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "SCBI." The last reported sale price per share of the Common Stock on the Nasdaq National Market on October 28, 1998 was $7.375.

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation.

                The date of this Prospectus is October 29, 1998.


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                              AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions or contents of any contract or other document referred to herein are not necessarily complete. With respect to each such contract, agreement, or document, reference is made to such document for a more complete description, and each such statement is deemed to be qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files proxy statements, reports, and other information with the Commission. The Registration Statement (with exhibits), as well as such proxy statements, reports, and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file such information electronically with the Commission at http://www.sec.gov.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents or portions of documents filed with the Commission by the Company (File No. 0-27694) are incorporated by reference into this
Prospectus:

          (i) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1998, as amended by Form 10-K/A No. 1 dated July 31, 1998 and as amended by Form 10-K/A No. 2 dated September 25, 1998;

          (ii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1998;

          (iii) The Company's Current Report on Form 8-K dated September 4, 1998; and

          (iv) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.



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     The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Prospectus). Requests for such documents should be directed to Gordon
L. Bateman, Corporate Secretary, SCB Computer Technology, Inc., 1365 West Brierbrook Road, Memphis, Tennessee 38138, (901) 754-6577.


                                   THE COMPANY

GENERAL

     SCB Computer Technology, Inc. ("SCB" or the "Company") is a leading provider of information technology (IT) management and technical services, through six regional operations, four subsidiaries, and its corporate service groups, to Fortune 500 companies, state and local governments and other large organizations. The Company's services primarily consist of: (1) Consulting, including evaluation, design, and re-engineering of computer systems, management, quality assurance and technical directions for IT projects, network planning and implementation, Year 2000 compliance, and functional expertise and training; (2) Outsourcing, including system development and integration, maintenance, data center management, help desk and technical services, remote processing, and computer hardware sales and leasing; (3) Professional Staffing, including providing skilled IT staff on an as-needed basis; and (4) Enterprise Resource Planning, including planning and evaluating, system analysis and administration, implementation, and functional support.

     The Company's principal executive offices are located at 1365 West Brierbrook Road, Memphis, Tennessee 38138. The Company's telephone number at that address is (901) 754-6577. The Company can also be contacted at the following Internet address: http://www.scb.com.

RECENT DEVELOPMENTS

     Settlement of TVA Investigation. The Company has reached a tentative agreement with the United States Attorney for the Western District of Tennessee and the Tennessee Valley Authority (the "TVA") to settle on a civil basis all claims against the Company relating to the previously disclosed governmental investigation into TVA billings. The Company is in the process of negotiating with the government regarding the amount of the civil settlement, which it anticipates will occur before 1998 calendar year end. It is the Company's understanding that Steve N. White, who recently resigned as an officer and director of the Company, has agreed to plead guilty to a single charge of submitting false claims aggregating less than $10,000 relating to TVA expense billings. In connection with Mr. White's resignation, the Company entered into certain agreements with Mr. White relating to a five-year noncompete, the cancellation of his in-the-money SCB stock options, restrictions on future sales of SCB Common Stock, and a full release of SCB.

     Amendment to Charter. At the Company's Annual Meeting of Shareholders to be held on November 3, 1998, the shareholders of the Company will, among other things, consider and act upon a proposal to amend the Company's Amended and Restated Charter to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000.

FORWARD-LOOKING STATEMENTS

     This Prospectus, including information incorporated by reference herein, may be deemed to contain certain forward-looking statements regarding the Company, including its anticipated financial and operating results. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the



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occurrence of unanticipated events. Information contained in such forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors, many of which are beyond the Company's control, including the Company's dependence on key clients; the Company's dependence on the availability, recruitment, and retention of qualified IT employees; the Company's dependence on key management personnel; the Company's potential liability to clients in connection with the provision of IT services, particularly Year 2000 services; the Company's ability to finance, sustain, and manage growth; the Company's ability to integrate acquired businesses; the timing and ultimate outcome of the governmental investigations of the Company, including the Company's ability to negotiate a definitive settlement with the government relating to the TVA matter on terms described herein and the tax and accounting treatment for the related payments related to such settlement; competition; general economic conditions; and the like.



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                              SELLING SHAREHOLDERS

     The following table sets forth information provided to the Company by the Selling Shareholders with respect to the beneficial ownership of Common Stock by the Selling Shareholders as of September 15, 1998, and as adjusted to reflect the sale of the Shares offered hereby (assuming that all of the Shares offered hereby will be sold).



                           Shares Beneficially                             Shares Beneficially
                                 Owned                   Shares                   Owned
                          Prior to the Offering        to be Sold           After the Offering
                       ---------------------------       in the        ------------------------
                         Number       Percent (1)       Offering        Number      Percent (1)
                       ----------    -------------     -----------     ---------   ------------
John Severini             271,862          1.1%          150,000        121,862        *

Barbara Severini          271,862          1.1%          150,000        121,862        *
                                                       ---------
                                                         300,000


--------------
* Less than one percent.

(1) Based on a total of 24,671,776 shares issued and outstanding on September 11, 1998.


     John Severini and Barbara Severini (collectively, the "Selling Shareholders") are former shareholders of Proven Technology, Inc., a New York corporation ("Proven"). Pursuant to an Agreement and Plan of Merger (the "Plan of Merger"), dated May 1, 1998, by and among the Company, Proven, the Selling Shareholders, and PTI Acquisition, Inc., a Tennessee corporation and wholly owned subsidiary of the Company ("PTI Acquisition"), Proven was merged (the "Merger") with and into PTI Acquisition. PTI Acquisition was the surviving corporation in the Merger and changed its name upon consummation thereof to Proven Technology, Inc. As a result of the Merger, all of the outstanding stock of Proven was converted into an aggregate of 543,724 shares of the Company's Common Stock (the "Merger Shares"). Pursuant to an Indemnity and Escrow Agreement between the Company, PTI Acquisition, and the Selling Shareholders, 10% of the Merger Shares, or 54,372 shares of Common Stock, were delivered to NationsBank of Tennessee, N.A., as escrow agent. The escrowed shares may be used to satisfy indemnification claims by the Company for any breaches of representations and warranties made in the Plan of Merger by the Selling Shareholders.

     Pursuant to the terms of the Plan of Merger, the Selling Shareholders received the right to request the Company to register such number of the Merger Shares as have a fair market value in excess of $1,000,000 but less than $3,000,000. See "Plan of Distribution." All sales of the Merger Shares, whether pursuant to an effective registration statement or otherwise, must be effected by one or more brokers who are mutually agreeable to the Company and the Selling Shareholders. In addition, unless otherwise agreed to in writing in advance by the Company, the Selling Shareholders may not, during any 30-day period, sell in the aggregate, whether through an effective registration statement or otherwise, more than one-quarter (or 135,931 shares) of the total number of Merger Shares.

     Mr. Severini is currently employed by PTI Acquisition as Vice President of Operations pursuant to the terms of a three-year Employment Agreement. The Employment Agreement also provides that Mr. Severini will not compete with the Company or its subsidiaries for a period of two years following the expiration of the Employment Agreement or Mr. Severini's earlier termination; provided, that if Mr. Severini is terminated without cause, the non-competition provisions will terminate on May 1, 2001.


                              PLAN OF DISTRIBUTION

     The Company is registering the Shares on behalf of the Selling Shareholders. As used herein, "Selling Shareholders" includes donees and pledgees selling Shares received from a named Selling Shareholder after the




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date of this Prospectus. The Shares may be sold from time to time in brokerage transactions at prevailing market prices in the public market through one or more brokers or dealers, in privately negotiated transactions for the account of each of the Selling Shareholders at prices at or near the market price, or in other privately negotiated transactions. Unless otherwise agreed to in writing in advance by the Company, the Selling Shareholders may not, during any 30-day period, sell in the aggregate, whether through an effective registration statement or otherwise, more than one-quarter (or 135,931 shares) of the total number of Merger Shares.

     In connection with the merger of Proven with and into PTI Acquisition, John Severini and Barbara Severini received the right to request the registration of the Shares offered by them. The Selling Shareholders have agreed to execute sales of their Shares in open market transactions through Morgan Keegan & Company, Inc., a registered broker-dealer that is a market maker with respect to the Common Stock ("Morgan Keegan"). Ordinary brokerage commissions will be paid by the Selling Shareholders in connection with brokerage transactions, including transactions effected by Morgan Keegan. The Company has agreed to pay other expenses of this offering, currently estimated to be approximately $10,000. The Company has agreed to maintain the effectiveness of the Registration Statement covering the Shares for a period of ninety days.

     The Company has agreed to indemnify the Selling Shareholders, and the Selling Shareholders have agreed to indemnify the Company, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

     The Selling Shareholders and any brokers or other persons who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such brokers or other persons, and any profits on the resale of the Shares, may be deemed to be underwriting commissions or discounts.

     Upon the Company being notified by a Selling Shareholder that any material arrangement, other than the arrangement with Morgan Keegan described above, has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer, (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (v) that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed.

                                     EXPERTS

     The consolidated financial statements of SCB Computer Technology, Inc. appearing in its Annual Report on Form 10-K for the year ended April 30, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.






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